December 5, 2005                                                   Exhibit 10.24

Keith E. Palmer
1506 Maple Crest Drive
Castleton, NY 12033


Dear Keith,

It is our pleasure to formally continue your position of Chief Financial Officer and Executive Vice President, Finance, for American Bio Medica Corporation ("ABMC" or the "Company"), reporting directly to the ABMC Chief Executive Officer. This agreement supersedes all other agreements whether written or verbal and may not be amended except by a writing signed by you and the Chief Executive Officer, and approved by the Board of Directors. Your position will be primarily located at our New York corporate facility although overnight travel may be required from time to time. You will perform all duties as are generally associated with the position of Chief Financial Officer and Executive Vice President, Finance, as directed by the Chief Executive Officer. Below, we have outlined the major terms and conditions applicable to your position.

Term

Your employment with ABMC will be for a term of one year unless sooner terminated for cause, beginning on the date set forth above and automatically renewed for successive one-year terms unless either side gives written notice of intent not to renew at least 60 days prior to the end of any one-year term. If AMBC terminates your employment for cause, this agreement shall be terminated and you will be entitled to no severance and no further compensation or benefits from ABMC, other than payment of salary and benefits up to and including the date of termination.

Compensation

Effective with the signing of this Employment letter, your base salary will be $10,833 per month, which is equivalent to $130,000 on an annualized basis. Effective January 1, 2006 your base salary will increase to $11,917, which is equivalent to $143,000 on an annualized basis. You will be eligible for your first performance review by the Board of Directors in January 2007.

If you so desire, the cost of your health insurance (including family coverage if you so require) shall be borne 100% by the Company. Please notify Human Resources if you wish to receive this benefit.

You shall receive a car allowance of $700.00 per month and reimbursement for any approved company related expenses.

You shall participate in the Management Bonus Program as approved by the Board of Directors on January 19, 2005, and as amended by the Board of Directors on November 9, 2005.


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Benefits

o     20 vacation days

o     Usual corporate holidays

o     2 personal days

o     401 (k)

Severance

In the unlikely event that ABMC elects to terminate your employment for anything other than cause, you will receive severance pay equal to twelve (12) months of your current base salary at the time of separation, with continuation of all medical benefits during the twelve-month period at ABMC's expense. Cause shall be defined as (1) death, (2) commission of a felony (3) acts of dishonesty, fraud or malfeasance in connection with your service on behalf of the Company,
(4) gross dereliction of duty willful failure to carry out any lawful directive of the Chief Executive Officer or the Board of Directors, or material violations of Company policies which continue after Company has provided Employee with written notice thereof and a period of thirty (30) days to cure such action or misconduct or (5) disability of a period of more than 6 months). The severance payment will be made under the current pay cycle, each pay period, during the 12 months, subject to all customary withholdings.

Additionally, you may resign your position and elect to exercise this severance provision at your option under the following circumstances:

o If you are required to relocate by the Company or its Board of Directors more than 50 miles from the Company's New York corporate facility as a condition of continued employment

o A substantial change in responsibilities normally assumed by a Chief Financial Officer/Executive Vice President, Finance at the direction of the Company or its Board of Directors (i.e. demotion)

o You are asked to commit or conceal the commitment of any illegal act by any officer or member of the board of directors of the Company

Change in Control

If there is a Change in Control (defined below) of ABMC, you may elect to resign your position and to receive a lump sum severance payment equal to two times your annual base salary ("CIC Payment"). If you elect to resign, ABMC will pay you the CIC Payment within thirty days after you make your election, which election must be in writing and received by ABMC's Board of Directors within ten days after a Change in Control. In the event you continue employment with ABMC or any successor to ABMC following a Change in Control or fail to make an election within ten days after a Change in Control, you will not be entitled to receive the CIC Payment.

Change in Control is defined as follows:

            (i)  the   approval  by   shareholders   of  ABMC  of  a  merger  or
consolidation of ABMC with any other corporation, other than a merger or consolidation which would result in the voting securities of ABMC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of ABMC or such surviving entity outstanding immediately after such merger or consolidation; or


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            (ii) the approval by the  shareholders of ABMC of a plan of complete liquidation of ABMC or an agreement for the sale or disposition by ABMC of all or substantially all of ABMC's assets.


Restrictive Covenants

      Company Handbook/Compliance Certification

You are aware that it is your responsibility to read the ABMC Employee Handbook thoroughly and comply with the policies contained in the Handbook. You understand that the policies, benefits and information contained in the Handbook are subject to change and that revisions to the Handbook may be made. Any such changes will be communicated through official written notices and you hereby acknowledge that any such revisions may supercede, modify or eliminate existing policies. Only the Chief Executive Officer, Chief Financial Officer or a majority of the Board of Directors may adopt revisions to the policies contained in the Handbook. In no circumstance may a change to the employee handbook reduce the salary, benefits or other conditions outlined in this employment agreement.

You agree that in addition to any covenants included in this Employment Letter, you will sign a Compliance Certification simultaneously with the signing of this Employment Letter. If a conflicting covenant exists between the Employment Letter and the Compliance Certification and/or the Company Handbook, the Employment Letter shall be the ruling document.

      Non-Solicitation

During the twelve (12) months immediately following your termination from employment with ABMC for any reason, you agree that:

o You will not, directly or indirectly, solicit in any manner or capacity whatsoever, including by way of illustration, but not limitation, call upon, mail or e-mail notices to, or make telephone calls to, any Customer (defined below) or Customer Prospect (defined below) of ABMC, for the purpose of selling any Covered Services (defined below) or engaging in any business which directly or indirectly competes with ABMC.

o You will not solicit, endeavor to entice away from ABMC, or otherwise interfere with the relationship of ABMC with any person who is employed (or, but for any violation of this agreement, would have been employed) by or otherwise engaged to perform services for ABMC, whether for your own account or for the account of any other person or entity.


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o     You will not,  directly or  indirectly,  solicit in any manner or capacity whatsoever, including by way of illustration, but not limitation, call upon, mail, or e-mail notices to, or make telephone call to, any supplier or vendor of ABMC for the purpose of engaging in any business which directly or indirectly competes with ABMC.

      Confidentiality

You agree not to disclose any Confidential Information (defined below) and you promise to take all reasonable precautions to prevent its unauthorized dissemination, both at all times during your employment with ABMC and after termination of your employment for any reason. You agree to limit the disclosure of any Confidential Information to only those employees and agents of ABMC who have a need to know the information and who have similarly agreed to keep such information confidential. Upon termination of your employment or upon request, you will deliver to ABMC all documents and electronic files containing Confidential Information and any personal property owned by ABMC.

You further agree not to use any Confidential Information for your own benefit or for the benefit of anyone other than ABMC. You acknowledge that all Confidential Information is and remains the property of ABMC and that no license or rights in the Confidential Information has been or is granted to you.

      "Confidential Information" means and includes all information relating to marketing, advertising, public relations, development, services, trade secrets, trade "know-how," business plans, Customer (as defined below) and Customer Prospect (as defined below) lists, distributor lists, Customers and Customer Prospects information, distributor information, financial data, personnel data, employee compensation and benefits information, new personnel acquisition plans, details of contracts, pricing policies, operational methods, marketing plans or strategies, service development techniques or plans, business acquisition or investment plans, or other confidential and proprietary information related to the business or affairs of ABMC and/or its Customers or Customer Prospects.

      The term "Customer" means any person or entity for which ABMC performed any Covered Services during the one (1) year period immediately preceding the termination of your employment with ABMC for any reason whatsoever.

      "Customer Prospect" means any person or entity to which ABMC made a new business presentation or proposal, whether formal or informal related to Covered Services during the one (1) year period immediately preceding the termination of your employment with ABMC for any reason whatsoever.

      "Covered Services" means any services or products of whatever kind or character offered or provided by ABMC to any person or entity.

      Enforcement

If any provision of the covenants in this agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.


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If, in connection with any action taken by ABMC to enforce the provisions of the covenants of this agreement, a court shall hold that all or any portion of the restrictions contained therein are unreasonable under the circumstances then existing so as to render such covenants invalid or unenforceable, the parties agree that any court of competent jurisdiction may reform such unreasonable restrictions to the extent necessary to make such restrictions reasonable under the circumstances then existing so as to render such restrictions both valid and enforceable.

You acknowledge and agree that all of the covenants contained in this agreement are necessary for the protection of ABMC's valuable and legitimate business interests and are reasonable in scope and content. Accordingly, you acknowledge and agree that if you violate any of the provisions of this agreement ABMC shall sustain irreparable harm and, therefore, in addition to the other remedies which ABMC may have under this agreement or otherwise, ABMC will be entitled to specific performance, injunctive, and other equitable relief.

You agree to indemnify, save and hold harmless ABMC from and against any and all claims, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by ABMC in any action in which a court enforces the terms of the covenants of this agreement.

Other Employment Information

In making this offer ofcontinued employment, ABMC has relied on your representations that: (a) you are not currently a party to any contract of employment that might impede your ability to accept this offer or to perform the services completed thereby; and (b) that you are not subject to any non-competition arrangement or other restrictive covenants that might restrict your employment at ABMC as contemplated by this offer.

Exclusive Service

You will perform services exclusively for ABMC and you will not perform services for any other persons or entities related to or conducting business with the Company for personal profit during the term of this agreement without the written agreement of the Board of Directors.

Miscellaneous

This writing represents the entire agreement with respect to your employment and any prior agreements or understandings, written or oral, are merged herein. This agreement shall be governed by the laws of the State of New York. ABMC will not be deemed to have waived any provision of this agreement except by a signed writing. This agreement may not be amended, except by a signed writing. Notices given pursuant to this Agreement shall be in writing and delivered personally or by nationally recognized overnight courier in the case of ABMC to its Kinderhook facility to the attention of the Chief Executive Officer and in your case to your home address as set forth in ABMC's personnel file.


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Keith, we are enthusiastic about your appointment as Chief Financial Officer and
Executive Vice President, Finance and our expectation is that you will continue to make a tremendous contribution to the long-term success of ABMC.

Sincerely,

/s/ Edmund Jaskiewicz
---------------------------------
Edmund Jaskiewicz
Chairman of the Board of Directors & President
By order of the American Bio Medica Corporation Board of Directors


Accepted this 28th Day of December 2005:


/s/ Keith E. Palmer
---------------------------------
Keith E. Palmer


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